                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          ___________________________

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          ___________________________

        Date of report (Date of earliest event reported): July 31, 2000
                          ___________________________


                          DIGITAL INSIGHT CORPORATION
            (Exact name of Registrant as specified in its charter)

                        Commission File Number: 0-27459

                   Delaware                          77-0493142
       (State or other jurisdiction of            (I.R.S. Employer
        incorporation or organization)          Identification No.)

                26025 Mureau Road, Calabasas, California 91302
         (Address of principal executive offices, including zip code)

                                (818) 871-0000
             (Registrant's telephone number, including area code)


       ________________________________________________________________
         (Former Name or Former Address, if Changed Since Last Report)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

     On July 31, 2000, Digital Insight Corporation completed its acquisition of all of the outstanding shares of AnyTime Access, Inc., a company based in Sacramento, California that provides solutions that allow credit unions, banks and other financial institutions to outsource certain customer communication and other administrative functions associated with consumer loan originations. In the acquisition, Digital Insight issued 2,121,862 shares of its common stock -- in the form of 2,001,186 shares of Digital Insight's common stock, 68,347 shares underlying options to purchase Digital Insight's common stock and 52,329 shares underlying warrants to purchase Digital Insight's common stock -- in exchange for all of the outstanding shares, options and warrants of AnyTime Access. Upon closing of the acquisition, Digital Insight also issued to certain employees of AnyTime Access options to purchase an aggregate of 15,072 shares of Digital Insight's common stock at an exercise price of $0.19 per share.

     The acquisition was consummated by means of a reverse-triangular merger. ATA Acquisition Corp., a wholly-owned subsidiary of Digital Insight, merged with and into AnyTime Access, with AnyTime Access as the surviving corporation in the merger. Each outstanding share of common stock of ATA Acquisition Corp. was converted into one share of common stock of AnyTime Access. AnyTime Access, the surviving corporation, thus became a wholly-owned subsidiary of Digital Insight.

     The purchase price was determined through arms-length negotiations between Digital Insight and AnyTime Access, taking into account the value of companies comparable to AnyTime Access. Both Digital Insight and AnyTime Access engaged financial advisors to assist them in determining a fair and reasonable price for the acquisition.

     The assets acquired by Digital Insight include leases of two office spaces in Sacramento, California. Digital Insight intends to continue occupying these office spaces.

     The acquisition is to be accounted for using the purchase method of accounting.

     The Agreement and Plan of Merger, listed as Exhibit 2.1 to this Current Report on Form 8-K, is incorporated herein by reference to the exhibits filed with Digital Insight's Current Report on Form 8-K filed with the SEC on April 14, 2000. The First Amendment to Agreement and Plan of Merger, listed as Exhibit
2.2 to this Current Report on Form 8-K, is incorporated herein by reference to the exhibits filed with Digital Insight's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000. The Second Amendment to Agreement and Plan of Merger and Third Amendment to Agreement and Plan of Merger, listed as Exhibits
2.3 and 2.4 to this Current Report on Form 8-K, are incorporated herein by reference to the exhibits filed with Digital Insight's Registration Statement on Form S-1 (File No. 333-41196), which was declared effective on July 31, 2000. The foregoing description of the Agreement and Plan of Merger and the three amendments is qualified in its entirety by reference to the Agreement and the amendments.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)  Financial Statements of Business Acquired.

     The financial statements of AnyTime Access are included with this Current Report on Form 8-K as pages F-1 through F-14.

(b)  Pro Forma Financial Information.

     Pro forma financial information for the transaction described in this Current Report on Form 8-K is included with this Current Report on Form 8-K as pages F-15 through F-20.

(c)  Exhibits.

     2.1 Agreement and Plan of Merger, dated as of March 30, 2000, by and among Digital Insight Corporation, ATA Acquisition Corp. and AnyTime Access, Inc. (incorporated herein by reference to the exhibits filed with the Registrant's Current Report on Form 8-K, filed with the SEC on April 14, 2000).

     2.2 First Amendment to Agreement and Plan of Merger, dated as of May 2, 2000, by and among Digital Insight Corporation, ATA Acquisition Corp. and AnyTime Access, Inc. (incorporated herein by reference to the exhibits filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31,
               2000).

     2.3 Second Amendment to Agreement and Plan of Merger, dated as of May 25, 2000, by and among Digital Insight Corporation, ATA Acquisition Corp. and AnyTime Access, Inc. (incorporated herein by reference to the exhibits filed with the Registrant's Registration Statement on Form S-1 (File No. 333-41196), which was declared effective on July 31, 2000).

     2.4 Third Amendment to Agreement and Plan of Merger, dated as of June 13, 2000, by and among Digital Insight Corporation, ATA Acquisition Corp. and AnyTime Access, Inc. (incorporated herein by reference to the exhibits filed with the Registrant's Registration Statement on Form S-1 (File No. 333-41196), which was declared effective on July 31, 2000).

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2000                   DIGITAL INSIGHT CORPORATION


                                        By:   /s/ Kevin McDonnell
                                            ------------------------------------
                                            Kevin McDonnell
                                            Senior Vice President, Finance &
                                            Administration, Chief Financial
                                            Officer and Secretary

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
AnyTime Access, Inc.

  We have audited the accompanying consolidated balance sheet of AnyTime Access, Inc. (the Company) and its subsidiary as of December 31, 1999 and the related consolidated statements of operations, shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AnyTime Access, Inc. and its subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

  As described in Note 10 to the financial statements, on March 30, 2000, the Company agreed to enter into a transaction to be acquired.

/s/ Deloitte & Touche LLP
Sacramento, California
March 30, 2000

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
AnyTime Access, Inc.

  We have audited the accompanying consolidated balance sheet of AnyTime Access, Inc. as of December 31, 1998, and the related consolidated statements of operations, shareholders' deficit and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AnyTime Access, Inc. as of December 31, 1998, and the results of its consolidated operations and its cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

  Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated March 17, 1999 (except for the second paragraph of Note 3, as to which the date is July 1, 1999), which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in
Note 6, has completed additional issuances of its equity securities in 1999 which resulted in net proceeds of approximately $15.4 million. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

                                          /s/ Ernst & Young LLP

March 17, 1999,
 except for the second paragraph
 of Note 3 as to which the date
 is July 1, 1999 and Note 6 as to
 which the date is July 7, 2000

                      ANYTIME ACCESS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                  December 31,
                                                ------------------   March 31,
                                                  1998      1999       2000
                                                --------  --------  -----------
                                                                    (Unaudited)
                                   ASSETS
                                   ------
CURRENT ASSETS:
  Cash and equivalents......................... $    676  $  6,113    $ 3,500
  Accounts receivable, net of allowance for
   doubtful accounts of $54 in 1998............    1,019       917      1,487
  Prepaid expenses.............................      232       339        802
                                                --------  --------    -------
    Total current assets.......................    1,927     7,369      5,789
PROPERTY AND EQUIPMENT, net....................    3,184     3,299      3,195
OTHER ASSETS...................................      157       170        166
                                                --------  --------    -------
TOTAL.......................................... $  5,268  $ 10,838    $ 9,150
                                                ========  ========    =======
                    LIABILITIES AND SHAREHOLDERS' DEFICIT
                    -------------------------------------
CURRENT LIABILITIES:
  Accrued liabilities.......................... $    317  $    818        669
  Accounts payable.............................      626       485        526
  Short-term borrowings........................      400       --         --
  Accrued payroll and related obligations......      326       407        474
  Current portion of capital lease
   obligations.................................    1,250     1,002      1,002
                                                --------  --------    -------
    Total current liabilities..................    2,919     2,712      2,671
CAPITAL LEASE OBLIGATIONS......................    1,179       309         41
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
  24,064,683 shares authorized; 13,315,479,
   20,827,074 and 20,827,074 shares issued and
   outstanding as of December 31, 1998 and
   1999, and March 31, 2000 respectively,
   liquidation preference of $30,799 at
   December 31, 1999...........................   14,971    32,915     33,540
SHAREHOLDERS' DEFICIT:
  Common stock, stated value $.025 per share;
   50,000,000 shares authorized; 5,464,403,
   6,289,288 and 6,279,956 shares issued and
   outstanding as of December 31, 1998, 1999
   and March 31, 2000 (unaudited),
   respectively................................      137       157        157
  Additional paid-in capital...................    2,967     3,648      4,145
  Accumulated deficit..........................  (16,839)  (28,194)   (30,260)
  Deferred compensation--stock options.........      --       (518)      (992)
  Notes receivable from shareholders...........      (66)     (191)      (152)
                                                --------  --------    -------
    Total shareholders' deficit................  (13,801)  (25,098)   (27,102)
                                                --------  --------    -------
TOTAL.......................................... $  5,268  $ 10,838    $ 9,150
                                                ========  ========    =======

          See accompanying notes to consolidated financial statements.

                      ANYTIME ACCESS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Years Ended          Three Months
                                             December 31,             Ended
                                        -------------------------   March 31,
                                         1997     1998     1999        2000
                                        -------  -------  -------  ------------
                                                                   (Unaudited)
REVENUES............................... $ 4,538  $ 9,298  $10,384    $ 3,013
COST OF REVENUES.......................   3,995    7,379    7,978      2,052
                                        -------  -------  -------    -------
GROSS MARGIN...........................     543    1,919    2,406        961
OPERATING EXPENSES:
  Technology development and
   integration.........................   1,225    2,611    4,641        917
  Customer production information......     532    1,253    1,993        374
  Sales and marketing..................   1,770    3,080    2,803        630
  General and administrative...........   1,307    1,693    2,425        500
                                        -------  -------  -------    -------
    Loss from operations...............  (4,291)  (6,718)  (9,456)    (1,460)
OTHER INCOME (EXPENSE):
  Noncash interest charges.............     (72)  (2,673)    (150)       (18)
  Interest expense.....................    (178)    (426)    (207)       (25)
  Interest income......................     140       50      195         62
  Other (net)..........................     --       --        18        --
                                        -------  -------  -------    -------
NET LOSS............................... $(4,401) $(9,767) $(9,600)   $(1,441)
                                        =======  =======  =======    =======




          See accompanying notes to consolidated financial statements.

                      ANYTIME ACCESS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
  Years Ended December 31, 1998 and 1999 and the three months ended March 31,
             2000 (unaudited) (in thousands, except share amounts)

                            Common Stock     Additional             Shareholder
                          ------------------  Paid-in   Accumulated    Notes      Deferred
                            Shares    Amount  Capital     Deficit   Receivable  Compensation  Total
                          ----------  ------ ---------- ----------- ----------- ------------ --------
BALANCES, December 31,
 1996...................   4,727,266   $119    $  179    $ (1,569)     $ (50)      $ --      $ (1,321)
Stock options exercised
 for note receivable
 from
 officer/shareholder....     400,000     10       --          --         (10)        --           --
Sale of Series B
 Redeemable Convertible
 Preferred Stock........         --     --        --          --         --          --           --
Accretion of Series A
 and Series B Redeemable
 Convertible Preferred
 Stock discount.........         --     --        --         (448)       --          --          (448)
Warrants issued.........         --     --        164         --         --          --           164
Net loss................         --     --        --       (4,401)       --          --        (4,401)
                          ----------   ----    ------    --------      -----       -----     --------
BALANCES, December 31,
 1997...................   5,127,266    129       343      (6,418)       (60)        --        (6,006)
Exercise of stock
 options................     155,324      4        11         --         --          --            15
Stock options exercised
 for shareholder notes
 receivable.............     250,000      6       --          --          (6)        --           --
Common shares canceled..     (68,187)    (2)        2         --         --          --           --
Accretion of redeemable
 preferred stock........         --     --        --         (654)       --          --          (654)
Issuance of Series B
 Redeemable Convertible
 Preferred Stock
  warrants..............         --     --      2,611         --         --          --         2,611
Net loss................         --     --        --       (9,767)       --          --        (9,767)
                          ----------   ----    ------    --------      -----       -----     --------
BALANCES, December 31,
 1998...................   5,464,403    137     2,967     (16,839)       (66)        --       (13,801)
Exercise of stock
 options................     356,718      9        12         --         --          --            21
Stock options exercised
 for shareholder note
 receivable.............     400,000     10       115         --        (125)        --           --
Issuance of common
 stock..................     136,334      3       --          --         --          --             3
Common shares canceled..     (68,167)    (2)        2         --         --
Deferred stock
 compensation...........         --     --        552         --         --         (552)         --
Amortization of deferred
 stock compensation.....         --     --        --          --         --           34           34
Accretion of redeemable
 preferred stock........         --     --        --       (1,755)       --          --        (1,755)
Net loss................         --     --        --       (9,600)       --          --        (9,600)
                          ----------   ----    ------    --------      -----       -----     --------
BALANCES, December 31,
 1999...................   6,289,288    157     3,648     (28,194)      (191)       (518)     (25,098)
Exercise of stock
 options................     149,418      4         1         --         --          --             5
Stock options execised
 for note receivable....      60,000      1        14         --         (15)        --           --
Common shares
 cancelled..............     218,750     (5)      (49)        --          54         --           --
Deferred stock
 compensation...........         --     --        531         --         --         (531)         --
Amortization of deferred
 stock compensation.....         --     --        --          --         --           57           57
Accretion of redeemable
 preferred stock
 (unaudited)............         --     --        --         (625)       --          --          (625)
Net loss (unaudited)....         --     --        --       (1,441)       --          --        (1,441)
                          ----------   ----    ------    --------      -----       -----     --------
BALANCES, March 31, 2000
 (unaudited)............  $6,279,956   $157    $4,145    $(30,260)     $(152)      $(992)    $(27,102)
                          ==========   ====    ======    ========      =====       =====     ========

          See accompanying notes to consolidated financial statements.

                      ANYTIME ACCESS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Three
                                          Years Ended December        Months
                                                   31,                 Ended
                                         -------------------------   March 31,
                                          1997     1998     1999       2000
                                         -------  -------  -------  -----------
                                                                    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss............................... $(4,401) $(9,767) $(9,600)   $(1,441)
 Adjustments to reconcile net loss to
  net cash used in operating activities:
  Depreciation and amortization.........     555    1,262    1,435        375
  Noncash interest charges..............      94    2,673      134         18
  Loss on disposal of equipment.........     --       --       116        --
  Amortization of deferred stock
   compensation.........................     --       --        34         57
  Effect of changes in assets and
   liabilities:
   Accounts receivable, net.............    (596)    (274)     102       (570)
   Prepaid expenses and other assets....     (47)    (123)    (120)      (459)
   Accounts payable.....................     105      289     (141)        41
   Accrued payroll and related
    obligations.........................     188      104       81         67
   Accrued liabilities..................       2      189      501       (149)
                                         -------  -------  -------    -------
    Net cash used in operating
     activities.........................  (4,100)  (5,647)  (7,458)    (2,061)
                                         -------  -------  -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment....    (379)    (480)  (1,669)      (271)
 Proceeds from sale of equipment........     --       --         3        --
                                         -------  -------  -------    -------
    Net cash used in investing
     activities.........................    (379)    (480)  (1,666)      (271)
                                         -------  -------  -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from shareholder notes
  payable...............................   1,000    5,000      780         29
 Net proceeds from issuance of
  redeemable convertible preferred
  stock.................................   6,000      --    13,409        --
 Net proceeds from issuance of common
  stock and stock option exercise.......     --        15       24        (24)
 Proceeds (payments) from short-term
  borrowings............................     --       400     (400)       --
 Collection of preferred stock
  subscription receivable...............     --       --     2,000        --
 Payments on capital lease obligations..    (267)    (943)  (1,252)      (286)
                                         -------  -------  -------    -------
    Net cash provided by financing
     activities.........................   6,733    4,472   14,561       (281)
                                         -------  -------  -------    -------
NET INCREASE (DECREASE) IN CASH AND
 EQUIVALENTS............................   2,254   (1,655)   5,437     (2,613)
CASH AND EQUIVALENTS, beginning of
 period.................................      77    2,331      676      6,113
                                         -------  -------  -------    -------
CASH AND EQUIVALENTS, end of period..... $ 2,331  $   676  $ 6,113    $ 3,500
                                         =======  =======  =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for interest................. $   167  $   410  $   364    $    48
SUPPLEMENTAL DISCLOSURES OF NONCASH
 TRANSACTIONS:
 Property and equipment acquired under
  capital lease......................... $ 1,765  $ 1,664  $   --     $   --
 Conversion of shareholder notes payable
  into shares of Redeemable Convertible
  Preferred Stock....................... $   --   $ 5,000  $   780    $   --

          See accompanying notes to consolidated financial statements.

                      ANYTIME ACCESS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (All information for the three months ended March 31, 2000 is unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization--AnyTime Access, Inc., (the "Company") was incorporated in California in September 1990. The Company is a provider of services that allow credit unions, banks and insurance companies to outsource their consumer loan origination and processing functions.

  Basis of Presentation--The accompanying consolidated financial statements for 1999 include the Company and its wholly-owned subsidiary, AnyTime Access Acceptance, which was formed during 1999. All significant intercompany balances and transactions have been eliminated.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Cash and Equivalents--The Company considers highly liquid investments with remaining maturities of three months or less when acquired to be cash equivalents. Cash and equivalents include cash on hand, demand deposits and money market funds.

  Certain Significant Risks and Uncertainties--The Company operates in a dynamic industry, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a negative effect on the Company in terms of its future financial position and results of operations: ability to obtain additional financing; regulatory changes; fundamental changes in the technology underlying the Company's products; market acceptance of the Company's products under development; development of sales channels; litigation or other claims against the Company; the hiring, training and retention of key employees; successful and timely completion of product development efforts; and new product introductions by competitors.

  Concentration of Credit Risk and Major Customers--The Company sells its services to financial institutions including credit unions, banks and insurance companies. During the years ended December 31, 1998 and 1999, one customer accounted for 15% and 16% of revenues, respectively. The loss of this customer or any substantial reduction in business with this customer could have a material adverse affect on the Company's operating results.

  The Company periodically evaluates the credit worthiness of its customers using publicly available data. The Company believes that adequate provision for uncollectible accounts receivable has been provided for by the Company.

  Property and Equipment--Property and equipment consists of office furniture and equipment, leasehold improvements and software purchased or developed for internal use. The Company capitalizes costs associated with software developed or obtained for internal use when the preliminary project stage is completed and it is deemed probable that the project will be completed and used for the intended function. Office furniture and equipment and software are depreciated on a straight-line basis over the estimated useful lives of the assets or the lease term, whichever is shorter. Leasehold improvements are depreciated on a straight-line basis over the lease term or the estimated useful life of the improvement, whichever is shorter. The estimated useful lives range from three to five years.

  Revenue Recognition--Revenues consist primarily of loan application fees, which the Company charges its customers on a per loan application basis. Such fees are recognized at the time loan applications are processed.

                      ANYTIME ACCESS, INC. AND SUBSIDIARY

   (All information for the three months ended March 31, 2000 is unaudited)


  Income Taxes--Deferred taxes are recognized based on the expected future tax consequences of temporary differences between the amounts carried on the financial statements and the tax bases of those assets and liabilities. A valuation allowance is established to reduce deferred tax assets to an amount the realization of which is more likely than not.

  Stock-Based Compensation--The Company accounts for its stock-based awards using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" and related interpretations. As such, deferred compensation is recorded on the date of issuance or grant of stock options on any excess of the current estimated fair value of the underlying stock over the purchase or exercise price. Amortization of deferred compensation is charged to operations over the vesting period of the options. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which permits entities to provide pro forma net loss and net loss per share disclosure for stock-based compensation as if the minimum value method defined in SFAS no. 123 had been applied.

 Recent Accounting Pronouncement

  Statement of Financial Accounting Standard (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be measured at fair value and recognized in the balance sheet as either assets or liabilities. The Company does not expect the implementation of SFAS No. 133 to have a material effect on its financial statements.

  Reclassifications--Certain amounts in the 1997 and 1998 financial statements have been reclassified to conform with the 1999 presentation.

2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                   December 31,
                                                  ---------------   March 31,
                                                   1998    1999       2000
                                                  ------  -------  -----------
                                                  (in thousands)   (unaudited)
   Furniture and office equipment................ $4,086  $ 4,893    $5,070
   Software......................................    915    1,623     1,717
   Leasehold improvements........................    291      252       252
                                                  ------  -------    ------
                                                   5,292    6,768     7,039
   Less: Accumulated depreciation and
    amortization................................. (2,108)  (3,469)   (3,844)
                                                  ------  -------    ------
                                                  $3,184  $ 3,299    $3,195
                                                  ======  =======    ======

  Amortization of property and equipment acquired under capital leases and leasehold improvements has been included with depreciation and amortization expense.

3. LINE OF CREDIT

  In June 1998, the Company entered into a revolving line of credit agreement (the "Agreement") with a bank. Borrowings under the Agreement were secured by substantially all of the Company's assets and accrued interest at the prime rate plus .5%. At December 31, 1998, the Company had $400,000 outstanding under the line of credit. In August 1999, the outstanding balance was repaid and the line of credit terminated.

                      ANYTIME ACCESS, INC. AND SUBSIDIARY

   (All information for the three months ended March 31, 2000 is unaudited)


  In May 1999, the Company entered into a bridge loan agreement (the "Bridge Loan") with a bank. As amended, the Bridge Loan provided for borrowings up to $1,500,000 and accrued interest at prime plus 3.0%. In connection with the Bridge Loan, the Company issued detachable warrants to the bank, exercisable for ten years, to purchase 16,500 shares of the Company's Series B Redeemable Convertible Preferred Stock at a price of $2.25 per share. The estimated fair value of the warrants as of the date of issue was insignificant. In August 1999, in conjunction with the sale of the Company's Series C Preferred Stock, the outstanding balance of the Bridge Loan was paid in full.

4. CAPITAL LEASE OBLIGATIONS

  The Company leases office and computer equipment under capital lease arrangements which have terms of three to five years.

  In 1996, the Company entered into a master lease agreement. The initial lease obligation of $2,000,000 was discounted by $398,000 representing the estimated fair value of Series A and B Preferred Stock warrants issued pursuant to the master lease agreement (Note 6). The discount is amortized on a straight-line basis over the life of the leases. The unamortized discount as of December 31, 1999 was $37,000.

  Future minimum lease payments under capital leases are as follows (in thousands):

   Years ending December 31:
     2000............................................................... $1,039
     2001...............................................................    318
                                                                         ------
   Total minimum lease payments.........................................  1,357
   Less: amount representing interest/discounts.........................    (46)
                                                                         ------
   Present value of future minimum lease payments.......................  1,311
   Less: current portion................................................  1,002
                                                                         ------
   Long-term portion.................................................... $  309
                                                                         ======

5. COMMITMENTS--OPERATING LEASES

  The Company leases office space and equipment under operating leases expiring through 2002. Aggregated annual minimum rental payments are $713,000 in 2000, $236,000 in 2001 and $14,000 in 2002. Rental expense recorded under all operating leases was $247,000, 704,000 and $719,000 during the years ended December 31, 1997, 1998 and 1999, respectively.

6. STOCKHOLDERS' EQUITY

 Common Stock

  The Company's common stock includes a liquidation preference of $.025 per share, including any declared, unpaid dividends, subordinate to the liquidation preferences of preferred stockholders.

 Common Stock Warrants

  In 1997, the Company issued warrants to purchase 150,000 shares of the Company's common stock at $2.25 per share. The warrants are exercisable and expire on the earlier of the fifth anniversary of the date of grant or

                      ANYTIME ACCESS, INC. AND SUBSIDIARY

   (All information for the three months ended March 31, 2000 is unaudited)

completion of an initial public offering exceeding a specified value. The estimated fair value of the warrants as of the date of issuance was insignificant.

 Redeemable Convertible Preferred Stock

  Redeemable Convertible Preferred Stock consisted of the following (including accretion to redemption value) as of December 31, 1998 and 1999 and March 31, 2000 (in thousands):

                                                   December 31,
                                                  ----------------  March 31,
                                                   1998     1999      2000
                                                  -------  ------- -----------
                                                                   (unaudited)
Series A Redeemable Convertible Preferred Stock
 ("Series A") 7,743,256 shares authorized;
 7,093,256 issued and outstanding................ $ 2,139  $ 2,301   $ 2,340

Series B Redeemable Convertible Preferred Stock
 ("Series B") 6,304,927 shares authorized; 1999:
 6,233,818 issued and outstanding 1998:
 6,222,223.......................................  14,832   16,031    16,341

Series C Redeemable Convertible Preferred Stock
 ("Series C"), 10,016,500 shares authorized;
 1999: 7,500,000 issued and outstanding..........     --    14,583    14,859
                                                  -------  -------   -------
                                                   16,971   32,915    33,540
Less Preferred Stock Subscription Receivable.....  (2,000)     --        --
                                                  -------  -------   -------
                                                  $14,971  $32,915   $33,540
                                                  =======  =======   =======

  During 1999, the Company sold 7,110,000 shares of Series C in a private placement for net proceeds (after offering fees and expenses) of $13,383,000. Also during 1999, the Company issued 390,000 shares of Series C in a non-cash transaction in lieu of payments of notes payable to shareholder in the amount of $780,000.

  The Company also sold 11,595 shares of Series B in 1999 for net proceeds of $26,000.

  On December 23, 1998, $5,000,000 in short-term convertible notes payable to a shareholder were converted to 2,222,222 shares of Series B. Also on that date, the same shareholder purchased 888,889 shares of Series B in exchange for a receivable totaling $2,000,000. The stock purchase receivable was collected in full on February 17, 1999.

  Significant terms of the outstanding Preferred Stock are as follows:

    Voting Rights--The holders of shares of Series A, B and C are entitled to voting rights equal to the number of shares of common stock issuable upon their conversion. In addition, holders of preferred stock are entitled to certain protective voting rights including restrictions on the sale of the Company without the approval of two-thirds of preferred stockholders voting as a class.

    Liquidation Preferences--In the event of liquidation or dissolution of the Company, the preferred shareholders are entitled to priority over common shareholders with respect to distribution of company assets or payments to shareholders. The liquidation preference is equal to $0.25, $2.25 and $2.00 per share for Series A, B and C, respectively. In addition, the liquidation preference will include any declared and unpaid dividends at the date of liquidation or dissolution. The aggregate liquidation preferences as of December 31, 1999 for all series of preferred stock was $30,799,000.

    Redemption--The preferred stock is mandatorily redeemable upon the request of a majority of the holders of Series A, B and C at any time following the sixth anniversary of the date of issuance and will be

                      ANYTIME ACCESS, INC. AND SUBSIDIARY

   (All information for the three months ended March 31, 2000 is unaudited)

  made in three annual installments. The redemption prices for Series A, B and C are $0.40, $3.60 and $3.20 per share, respectively, plus any declared and unpaid dividends. The excess of the preferred stock's redemption price over its carrying value is being accreted by periodic charges to the accumulated deficit, using the interest method, during the six years after the date of issuance.

    Conversion Rights--Each share of Series A, B and C is convertible into shares of common stock at a conversion rate of 1:1 as of December 31, 1999, subject to adjustment. In the event of an initial public offering which meets certain size requirements, all shares of all series of preferred stock will automatically convert into shares of common stock at the then applicable conversion ratio. Those shares of preferred will automatically convert upon election of 67% of Series A, B and C voting together as a single class.

    Dividends--The holders of Series A, B and C shall be entitled to receive noncumulative dividends, payable in the amount of $0.015, $0.135 and $0.16 per share, respectively, when and as declared by the board of directors of the Company. No dividends had been declared on Series A, B or C through December 31, 1999.

    Other--All shares of preferred stock are subject to certain transfer restrictions and are entitled to certain registration rights.

Preferred Stock Warrants

  In July and October 1996 and April 1997, the Company issued warrants to purchase 60,000, 280,000 and 240,000 shares of the Company's Series A, respectively. These warrants are exercisable for ten years after the date of issuance or five years after an initial public offering, whichever is longer. All are exercisable at a price of $0.25 per share as of December 31, 1999. The estimated fair value of the warrants as of their dates of issuance was $8,000, $171,000 and $146,000, respectively. These amounts have been included in additional paid-in capital.

  In September 1997 and March and August 1998, the Company issued warrants to purchase 17,777, 26,666 and 26,666 shares of the Company's Series B. The warrants are exercisable for ten years after the dates of issuance or five years after an initial public offering, whichever is longer, at a price of $2.25 per share. The estimated fair values of the warrants as of the dates of issuance were $18,000, $27,500 and $27,500, respectively. These amounts have been included in additional paid-in capital.

  The Company issued warrants to purchase 888,889 shares and 1,333,333 shares of Series B in July and October 1998, respectively, in connection with loans from a principal shareholder. The warrants were subsequently canceled and were not outstanding as of December 31, 1998. Management of the Company estimated that the aggregate fair value of the warrants as of the dates of issue was $2,556,000, which amount was recorded on a noncash interest charge in the 1998 statement of operations. The valuation was based on the Black-Scholes model.

 Stock Option Plans

  As of December 31, 1999, a total of 5,000,000 shares of common stock were reserved for issuance upon exercise of stock options granted under the Company's 1996 and 1997 Incentive Stock Option Plans ("the Plans"). The Plans provide for the grant of Incentive and Nonstatutory Stock Options to employees and consultants of the Company. Generally, incentive stock options granted under the Plans vest over a 48-month period and are exercisable for ten years from the date of grant. The exercise price of option grants must be at least equal to the estimated fair market value of common stock at the date of grant, as determined at the time of grant by the Company's Board of Directors. Under the 1997 Plan, in the event of a merger of the Company with

                      ANYTIME ACCESS, INC. AND SUBSIDIARY

   (All information for the three months ended March 31, 2000 is unaudited)

or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute the option or stock purchase right, the optionee shall fully vest in and have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares as to which the optionee would not otherwise be vested or exercisable.

  Under the 1996 Stock Option Plan, in the event of a merger of the company with or into another corporation, each outstanding option may be assumed or an equivalent option may be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If, in such event, the option is not assumed or substituted, the option shall terminate as of the date of the closing of the merger.

  The following table summarizes stock options available for grant during the years ended December 31, 1997, 1998 and 1999:

                                                  1997       1998       1999
                                               ----------  --------  ----------
   Balance, beginning of year.................  2,500,000   849,500     920,947
   Options granted............................ (1,973,000) (553,167) (1,257,166)
   Options canceled...........................    322,500   624,614     354,698
                                               ----------  --------  ----------
   Options available for future grant.........    849,500   920,947      18,479
                                               ==========  ========  ==========

  A summary of the status of the Plans is presented below:

                                   1997                1998                1999
                            ------------------- ------------------- -------------------
                                       Weighted            Weighted            Weighted
                             Shares    Average   Shares    Average   Shares    Average
                              Under    Exercise   Under    Exercise   Under    Exercise
                             Option     Price    Option     Price    Option     Price
                            ---------  -------- ---------  -------- ---------  --------
   Outstanding, beginning
    of year................   500,000   $0.025  1,750,500   $0.102  1,273,729   $0.129
   Granted................. 1,973,000    0.097    553,167   $0.222  1,257,166   $0.382
   Exercised...............  (400,000)   0.025   (405,324)  $0.053   (756,718)  $0.192
   Canceled................  (322,500)   0.046   (624,614)  $0.187   (354,698)  $0.249
                            ---------           ---------           ---------
   Outstanding, end of
    year................... 1,750,500    0.102  1,273,729   $0.129  1,419,479   $0.307
                            =========           =========           =========

  The following table summarizes information about stock options as of December 31, 1999:

                                           Options
            Options Outstanding          Exercisable
       ------------------------------------------------
                   Weighted
                    Average   Weighted         Weighted
        Shares     Remaining  Average  Shares  Average
         Under    Contractual Exercise  Under  Exercise
        Option       Life      Prices  Option   Prices
       ---------  ----------- -------- ------- --------
         419,855      7.4      $0.025  358,251  $0.025
         899,624      9.1      $0.250  143,226  $0.250
         100,000      9.8      $2.000       --  $2.000
       ---------      ---      ------  -------
       1,419,479      8.7      $0.307  501,477  $0.090
       =========      ===      ======  =======

                      ANYTIME ACCESS, INC. AND SUBSIDIARY

   (All information for the three months ended March 31, 2000 is unaudited)


  Stock option activity for the three months ended March 31, 2000 is as follows:

       Plan option shares increased by an additional..................  500,000
       Options Granted................................................ (411,500)
       Options Canceled...............................................  170,270
       Options available for future grants............................  277,249

  Deferred Stock Compensation--The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its stock option plans. The Company recorded deferred compensation related to option grants totaling $552,000 and an additional $531,000 (unaudited) for the three months ended March 31, 2000 which will be amortized ratably over the vesting periods of the related stock options. Amortization amounted to $34,000 in 1999 and $57,000 (unaudited) for the three months ended March 31, 2000.

  Pro forma information is required by Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"), which also requires that the information be determined as if the Company had accounted for its employees stock options granted subsequent to December 31, 1994 under the fair value method of SFAS No. 123. The fair value of these options was estimated at the date of grant using the Minimum Value Method with a risk-free interest rate of 6.7% and 6.1% for 1999 and 1998, respectively, with no dividends expected. The weighted average expected life of options granted in 1999 and 1998 was ten years. For purpose of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The effect of applying the Minimum Value method required by SFAS No. 123 to the Company's employee stock options grants results in pro forma net losses that are not materially different from the amounts reported.

7. RELATED PARTY TRANSACTIONS

  In conjunction with the exercise of options to purchase 3,150,000 shares of common stock, the Company received four full recourse notes receivable ("Notes") totaling $191,250 from shareholders who are also members of management. Principal and interest on the Notes are due and payable on dates ranging from March 2000 to December 2002. The Notes are secured by the common stock purchased and have been reflected as increases to the shareholders' deficit on the accompanying balance sheets.

8. INCOME TAXES

  The Company has available approximately $21,788,000 and $6,932,000 of federal and state net operating loss carryforwards ("NOL's") as of December 31, 1999. The federal NOL's expire between the years 2006 and 2014 and the state NOL's expire between 2000 and 2004. Future utilization of the Company's NOL's may be subject to annual limitations due to the ownership change provisions of Section 382 of the Internal Revenue Code of 1986, as amended.

  As of December 31, 1998 and 1999, the Company had net deferred tax assets of approximately $4,895,000 and $8,615,000, respectively, which resulted primarily from net operating loss carryforwards and the use of differing accounting methods for financial reporting and income tax purposes. The Company has fully reserved all net deferred tax assets because of uncertainty as to the ultimate realization of such assets. The valuation allowance increased by $2,895,000 and $3,720,000 during 1998 and 1999, respectively.

                      ANYTIME ACCESS, INC. AND SUBSIDIARY

   (All information for the three months ended March 31, 2000 is unaudited)


9. EMPLOYEE BENEFIT PLAN

  The Company has a defined contribution plan ("the Plan") covering substantially all employees who have both reached age 21 and completed 6 months of service. The Company may match a portion of the employee's contribution. The Company may also make discretionary profit sharing contributions. Employees are 100% vested in the amounts they contribute to the Plan. Matching and discretionary contributions vest on a graduated scale beginning at two years with full vesting after 6 years of service. The Company made no contributions during the years ended December 31, 1998 and 1999.

10.  SUBSEQUENT EVENT

  On March 30, 2000, the Company agreed to sell all of the Company's outstanding common and preferred stock to Digital Insight Corporation ("Digital Insight") in exchange for shares of Digital Insight's common stock. The sale is subject to customary closing conditions, including approval of the Company's shareholders.

          INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

  On July 31, 2000, Digital Insight completed its acquisition of all of the outstanding shares of AnyTime Access, Inc., a company based in Sacramento, California that provides solutions that allow credit unions, banks and other financial institutions to outsource certain customer communication and other administrative functions associated with consumer loan originations. In the acquisition, Digital Insight issued 2,121,862 shares of its common stock -- in the form of 2,001,186 shares of Digital Insight's common stock, 68,347 shares underlying options to purchase Digital Insight's common stock and 52,329 shares underlying warrants to purchase Digital Insight's common stock -- in exchange for all of the outstanding shares, options and warrants of AnyTime Access. Upon closing of the acquisition, Digital Insight also issued to certain employees of AnyTime Access options to purchase an aggregate of 15,072 shares of Digital Insight's common stock at an exercise price of $0.19 per share. The acquisition is to be accounted for using the purchase method of accounting. The purchase price will be allocated to the estimated fair value of assets acquired and liabilities assumed. The estimated fair value of the assets acquired and liabilities assumed approximate the historical cost basis, and the preliminary purchase price allocation indicates goodwill and identifiable intangible assets of approximately $108.0 million, which Digital Insight estimates will be amortized over an aggregate life of five years. In addition, deferred compensation in the amount of $2.2 million will be recorded for the unvested stock options to be assumed in connection with the acquisition and will be amortized over the estimated service period of the employees.

  On June 21, 2000, Digital Insight completed its acquisition of the outstanding shares of 1View Network Corporation ("1View"), a company based in San Francisco, California that provides electronic information aggregation solutions for the financial services market. The purchase price was comprised of $5 million in cash and 1.1 million shares of common stock and shares underlying options to purchase common stock in exchange for all the outstanding shares and options of 1View. Digital Insight's common stock to effect the acquisition was valued at approximately $46.2 million. The acquisition is to be accounted for using the purchase method of accounting. The purchase price will be allocated to the estimated fair value of assets acquired and liabilities assumed. The estimated fair value of the assets acquired and liabilities assumed approximated the historical cost basis, and the preliminary purchase price allocation indicates goodwill of approximately $36.9 million which will be amortized on a straight-line basis over an estimated life of three years. In addition, deferred compensation will be recorded in the amount of $6.6 million for the unvested stock options to be issued in connection with the acquisition and will be amortized over the estimated service period of the employees. If 1View does not meet certain performance objectives by September 2000, the former majority stockholder of 1View has agreed to return to Digital Insight $3.0 million in cash and 178,112 shares of Digital Insight's common stock valued at $7.5 million which are being held in escrow pending the resolution of the contingency. Accordingly, this portion of the purchase price will be accounted for as contingent purchase consideration upon resolution of the future performance requirements.

  The following unaudited pro forma condensed consolidated balance sheet assumes that the acquisitions of AnyTime Access and 1View were consummated as of March 31, 2000 and present a preliminary allocation of the purchase prices over historical net book values and are for illustrative purposes only. Actual fair values will be based on financial information as of the acquisition dates. The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 give effect to the acquisitions as if they had occurred on January 1, 1999 and 2000, respectively.

  The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results that would have occurred if the acquisitions had occurred as of the beginning of the periods presented and should not be construed as being representative of future operating results or financial position.

                          DIGITAL INSIGHT CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              As of March 31, 2000
                                 (in thousands)

                           Digital      1View    AnyTime
                           Insight     Network   Access,    Pro Forma      Pro Forma
                         Corporation Corporation   Inc.    Adjustments    Consolidated
                         ----------- ----------- --------  -----------    ------------
                                      ASSETS
                                      ------
Current assets:
  Cash, cash equivalents
   and short-term
   investments..........  $ 57,467     $    96   $  3,500   $ (5,000)(1)    $ 56,063
  Accounts receivable,
   net..................     8,975         140      1,487                     10,602
  Accumulated
   implementation
   costs................        33         --         --                          33
  Other current assets..     2,312           2        802      3,000 (1)       6,116
                          --------     -------   --------   --------        --------
    Total current
     assets.............    68,787         238      5,789     (2,000)         72,814
Property and equipment,
 net....................    15,400         337      3,195                     18,932
Goodwill and intangible
 assets.................       --          --         --     144,937 (2)     144,937
Other assets............       521         118        166                        805
                          --------     -------   --------   --------        --------
                          $ 84,708     $   693   $  9,150   $142,937        $237,488
                          ========     =======   ========   ========        ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                  ----------------------------------------------
Current liabilities:
  Accounts payable......  $  4,021     $   280   $    526   $    --         $  4,827
  Accrued compensation
   and related
   benefits.............     2,128         126        474                      2,728
  Current portion of
   capital lease
   obligation and long-
   term debt............       355         --       1,002                      1,357
  Convertible notes and
   loan payable.........       --        1,352        --      (1,352)(3)         --
  Customer deposits and
   deferred revenue.....     7,316          50        --                       7,366
  Other accruals........     3,739         376        669      6,559 (4)      11,343
                          --------     -------   --------   --------        --------
    Total current
     liabilities........    17,559       2,184      2,671      5,207          27,621
  Long term portion of
   capital lease
   obligation and long-
   term debt............       998         --          41                      1,039
Stockholders' equity
 (deficit):
  Preferred stock.......       --          --      33,540    (33,540)(5)         --
  Common stock and
   additional paid-in
   capital..............   116,831       5,908      4,302    (10,210)(5)     268,249
                                                             142,677 (6)
                                                               8,741 (7)
  Notes receivable from
   stockholders.........      (219)        --        (152)       152 (5)        (219)
  Deferred stock-based
   compensation.........    (2,950)     (5,225)      (992)     6,217 (5)     (11,691)
                                                              (8,741)(7)
  Accumulated deficit...   (47,511)     (2,174)   (30,260)    32,434 (5)     (47,511)
                          --------     -------   --------   --------        --------
    Total stockholders'
     equity (deficit)...    66,151      (1,491)     6,438    137,730         208,828
                          --------     -------   --------   --------        --------
                          $ 84,708     $   693   $  9,150   $142,937        $237,488
                          ========     =======   ========   ========        ========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                          DIGITAL INSIGHT CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   For The Three Months Ended March 31, 2000
                     (in thousands, except per share data)

                          Digital Insight 1View Network AnyTime Access,  Pro Forma      Pro Forma
                            Corporation    Corporation       Inc.       Adjustments    Consolidated
                          --------------- ------------- --------------- -----------    ------------
Revenues:
  Implementation fees...     $  3,078        $   --         $   --       $    --         $  3,078
  Service fees..........        7,341            --             --                          7,341
  Transaction fees and
   other................          --             621          3,013                         3,634
                             --------        -------        -------      --------        --------
  Total revenues........       10,419            621          3,013           --           14,053
                             --------        -------        -------      --------        --------
Cost of revenues:
  Implementation........        2,380            --             --                          2,380
  Service...............        3,709            --             --                          3,709
  Transaction fees and
   other................          --             333          2,052                         2,385
                             --------        -------        -------      --------        --------
  Total cost of
   revenues.............        6,089            333          2,052           --            8,474
                             --------        -------        -------      --------        --------

Gross profit............        4,330            288            961           --            5,579
                             --------        -------        -------      --------        --------

Operating expenses:
  Sales, general and
   administrative.......        9,016            762          1,447                        11,225
  Research and
   development..........        3,718            299            917                         4,934
  Amortization of stock-
   based compensation...          329            376             57         1,914 (8)       2,676
  Amortization of
   goodwill and
   intangibles..........          --             --             --          8,477 (9)       8,477
  Merger related
   expenses.............       12,658            --             --                         12,658
                             --------        -------        -------      --------        --------
  Total operating
   expense..............       25,721          1,437          2,421        10,391          39,970
                             --------        -------        -------      --------        --------
Loss from operations....      (21,391)        (1,149)        (1,460)      (10,391)        (34,391)
Interest and other
 income, net............          995            (13)            19           --            1,001
                             --------        -------        -------      --------        --------
Net loss ...............     $(20,396)       $(1,162)       $(1,441)     $(10,391)       $(33,390)
                             ========        =======        =======      ========        ========
Basic and diluted net
 loss per share.........     $  (0.89)
                             ========
Shares used in computing
 basic and diluted net
 loss per share.........       22,803
                             ========
Pro forma basic and
 diluted net loss per
 share..................                                                                 $  (1.31)(10)
                                                                                         ========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................                                                                   25,420 (10)
                                                                                         ========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                          DIGITAL INSIGHT CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 1999
                     (in thousands, except per share data)

                          Digital Insight 1View Network AnyTime Access,  Pro Forma      Pro Forma
                            Corporation    Corporation       Inc.       Adjustments    Consolidated
                          --------------- ------------- --------------- -----------    ------------
Revenues:
  Implementation fees...     $  9,351        $   --         $   --       $    --         $  9,351
  Service fees..........       16,894            --             --                         16,894
  Transaction fees and
   other................          --             976         10,384                        11,360
                             --------        -------        -------      --------        --------
Total revenues..........       26,245            976         10,384           --           37,605
                             --------        -------        -------      --------        --------
Cost of revenues:
  Implementation........        5,548            --             --                          5,548
  Service...............       10,056            --             --                         10,056
  Transaction fees and
   other................          --             577          7,978                         8,555
                             --------        -------        -------      --------        --------
Total cost of revenues..       15,604            577          7,978           --           24,159
                             --------        -------        -------      --------        --------

Gross profit............       10,641            399          2,406           --           13,446
                             --------        -------        -------      --------        --------

Operating expenses:
  Sales, general and
   administrative.......       21,211            898          7,187                        29,296
  Research and
   development..........        7,668            216          4,641                        12,525
  Amortization of stock-
   based compensation...        1,221            293             34         7,655 (8)       9,203
  Amortization of
   goodwill and
   intangibles..........          --             --             --         33,908 (9)      33,908
                             --------        -------        -------      --------        --------
Total operating
 expense................       30,100          1,407         11,862        41,563          84,932
                             --------        -------        -------      --------        --------
Loss from operations....      (19,459)        (1,008)        (9,456)      (41,563)        (71,486)
Interest and other
 income, net............        1,441             (4)          (144)          --            1,293
                             --------        -------        -------      --------        --------
Net loss ...............      (18,018)        (1,012)        (9,600)      (41,563)        (70,193)
Accretion on redeemable
 convertible preferred
 stock..................         (136)           --             --            --             (136)
                             --------        -------        -------      --------        --------
Net loss attributable to
 common stockholders....     $(18,154)       $(1,012)       $(9,600)     $(41,563)       $(70,329)
                             ========        =======        =======      ========        ========
Basic and diluted net
 loss per share.........     $  (1.26)
                             ========
Shares used in computing
 basic and diluted net
 loss per share.........       14,389
                             ========
Pro forma basic and
 diluted net loss per
 common share...........     $  (1.00)                                                   $  (3.38)(10)
                             ========                                                    ========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................       18,216                                                      20,833 (10)
                             ========                                                    ========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                          DIGITAL INSIGHT CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION
                            (Dollars in thousands)

  The pro forma adjustments give effect to the acquisitions of 1View and AnyTime Access as if the transactions were consummated on March 31, 2000. The estimated fair value per share of the Digital Insight stock assumed to be issued to effect the acquisitions was approximately $42 per share and $53 per share for 1View and AnyTime Access, respectively. The fair values were based on the average trading price for the public announcement dates and the four days prior to and after those dates. The pro forma balance sheet adjustments are as follows:

(1) To reflect the $5,000 cash consideration paid for 1View. $3,000 of the cash consideration was deposited in escrow and is contingent upon certain performance goals that must be achieved by September 2000 and will be accounted for as contingent consideration upon resolution of the performance goals.

(2) To reflect goodwill and intangible assets created as a result of the acquisitions as follows:

                                                           AnyTime
                                                   1View    Access    Total
                                                  -------  --------  --------
   Estimated fair value of the assumed issuance
    of 629,313 (excluding 178,112 contingent
    shares in escrow) and 1,987,557 shares of the
    Company's common stock for the acquisitions
    of 1View and AnyTime Access, respectively.... $26,452  $105,341  $131,793
   Estimated fair value of 136,183 and 97,837
    shares underlying vested stock options (net
    of estimated proceeds on exercise) assumed
    upon the acquisitions of 1View convertible
    notes and AnyTime Access, respectively.......   5,720     5,164    10,884
   Additional cash consideration excluding cash
    in escrow ...................................   2,000       --      2,000
   Direct transaction costs .....................   2,600     3,959     6,559
   Conversion of 1View convertible notes and
    shareholder loan.............................  (1,352)      --     (1,352)
   Net assets acquired...........................   1,491    (6,438)   (4,947)
                                                  -------  --------  --------
   Estimated goodwill and intangibles created.... $36,911  $108,026  $144,937
                                                  =======  ========  ========

(3) To reflect conversion of 1View convertible notes and loan from shareholder upon consummation of the acquisition of 1View.

(4) To reflect the accrual of the estimated direct acquisition costs of $2,600 and $3,959 related to the acquisitions of 1View and AnyTime Access, respectively.

(5) To eliminate the historical stockholders equity of 1View and AnyTime
    Access.

(6) To reflect the increase in additional paid-in capital for the step-up in basis and deferred stock-based compensation related to the acquisitions as follows:

                                                               AnyTime
                                                        1View   Access   Total
                                                       ------- -------- --------
   Estimated fair value of the assumed issuance of
    shares underlying the Company's common stock and
    vested stock options for the 1View and AnyTime
    Access acquisitions .............................  $32,172 $110,505 $142,677
   Estimated fair value of 156,376 and 41,365 shares
    underlying vested stock options (net of estimated
    proceeds on exercise) assumed upon acquisitions
    of 1View and AnyTime Access, respectively,
    recorded as deferred stock-based compensation....    6,568    2,173    8,741
                                                       ------- -------- --------
                                                       $38,740 $112,678 $151,418
                                                       ======= ======== ========

(7) To reflect deferred stock-based compensation for the assumed issuance of shares underlying unvested stock options for 1View and AnyTime Access.

                          DIGITAL INSIGHT CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL INFORMATION--(Continued)
                            (Dollars in thousands)


  The pro forma statement of operations adjustments to give effect to the acquisitions of AnyTime Access and 1View as if the acquisitions occurred on January 1, 1999 and 2000, respectively, are as follows:

(8) To reflect the amortization of stock-based compensation created as a result of the acquisitions as follows:

                                                                   Amortization
                                                                  For The Three
                                                        Annual     Months Ended
                                                     Amortization March 31, 2000
                                                     ------------ --------------
   1View............................................    $6,568        $1,642
   AnyTime Access...................................     1,087           272
                                                        ------        ------
                                                        $7,655        $1,914
                                                        ======        ======

(9) To reflect the amortization of goodwill and intangible assets created as a result of the acquisitions as follows:

                                                                    Estimated
                                                                   Amortization
                              Goodwill and Estimated  Estimated   For The Three
                               Intangible  Aggregate    Annual     Months Ended
                                 Assets      Life    Amortization March 31, 2000
                              ------------ --------- ------------ --------------
   1View.....................   $ 36,911    3 years    $12,303        $3,076
   AnyTime Access............    108,026    5 years     21,605         5,401
                                --------               -------        ------
                                $144,937               $33,908        $8,477
                                ========               =======        ======

(10) To reflect the pro forma basic and diluted net loss per common share assuming the issuance of 629,313 (excluding 178,112 contingent shares in escrow) and 1,987,557 shares of common stock to effect the acquisitions of 1View and AnyTime Access, respectively. Vested and unvested stock options were excluded from the computation as they have an antidilutive effect.